Exhibit 99

#46S — October 21, 2010	Contact:	Roger Schrum +1 843-339-6018 roger.schrum@sonoco.com
Sonoco Reports Strong Third Quarter 2010 Results;
Quarterly Base Earnings Reach Record
Hartsville, S.C. — Sonoco (NYSE: SON), one of the largest diversified global consumer and industrial packaging companies, today reported strong third quarter 2010 results with sales and earnings significantly exceeding prior year results.
Highlights
•	Third quarter 2010 GAAP earnings per diluted share were $.57, compared with $.47 in 2009.

•	Third quarter 2010 GAAP results include noncash impairment and restructuring charges of $.07 per diluted share primarily associated with an asset impairment charge in the Flexible Packaging unit and $.01 per diluted share of acquisition related costs.

•	Base net income attributable to Sonoco (base earnings) for third quarter 2010 was a record $.65 per diluted share, up 30 percent, compared with $.50 in 2009. (See base earnings definition and reconciliation later in this release.)

•	Third quarter 2010 net sales of $1.05 billion were 13 percent higher than the $931 million in 2009.

•	Guidance for full-year 2010 base earnings is moved to $2.32 to $2.36 per diluted share, from the previously forecast $2.27 to $2.34.
Commenting on the Company’s third quarter results, Chairman, President and Chief Executive Officer Harris E. DeLoach Jr. said, “Our focus on growth and improving operating performance continued to pay off as base earnings for the quarter reached a record on strong volume, lower pension costs and improved productivity along with a neutral price/cost. In addition, base earnings per diluted share for the quarter met the high end of our previous guidance and equaled First Call’s consensus of $.65 per diluted share.
“Much of the quarter’s year-over-year improvement came from our industrial-focused businesses which continued to rebound strongly from last year’s recession-impacted results. Operating profits in our Tube and Core/Paper segment experienced a 76 percent improvement, and our industrial-related businesses within All Other Sonoco reported over a 100 percent year-over-year improvement. The majority of our industrial businesses experienced strong volume and benefited from solid productivity improvements.
“On the consumer side, our Consumer Packaging segment recorded year-over-year gains in operating profits for the eleventh consecutive quarter, due primarily to productivity improvements and acquisition gains. However, results declined in our Packaging Services segment due to weak volume stemming from previously reported business losses in point-of-purchase displays and fulfillment, which were only partially offset by productivity improvements.”
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1 North Second Street
Hartsville, S.C. 29550 USA
843-383-7851
www.sonoco.com

Sonoco Reports Strong Third Quarter 2010 Results — page 2
Third Quarter and Nine Months Results
Third quarter net income attributable to Sonoco was $59.0 million, or $.57 per diluted share, compared with $47.7 million, or $.47 per diluted share, in 2009. Base earnings were $67.0 million, or $.65 per diluted share, in the quarter, compared with $50.9 million, or $.50 per diluted share, in 2009. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges, acquisition costs and other items, if any; the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business.
Excluded from base earnings in the third quarter of 2010 were the previously mentioned after-tax impairment and restructuring charges of $6.9 million, or $.07 per diluted share, primarily related to noncash asset impairment charges in the Company’s Flexible Packaging unit. The impairment charges were taken after the Company was advised by one of its customers that its current contract to provide certain packaging will not be renewed in its entirety. According to the customer, the business reduction will be phased out over the next two years. The expected loss of business will not impact current year sales. Acquisition-related costs of $1.1 million, after tax, ($.01 per diluted share) were also excluded from 2010 third quarter base earnings. After-tax restructuring charges of $3.2 million, or $.03 per diluted share, were excluded from base earnings in the 2009 quarter. Additional information about base earnings and base earnings per share along with reconciliations to the most closely applicable GAAP financial measures is provided later in this release.
The Company’s overall gross profit margin in the third quarter improved to 19.0 percent of sales, from 18.6 percent in the same period in 2009, due to productivity gains, higher volumes, lower pension expenses and cost-control initiatives.
Net sales for the third quarter were $1.05 billion, compared with $931 million in the same period in 2009. This 13 percent increase during the quarter was due to improved Companywide volumes, higher selling prices, open-market sales of corrugating medium previously produced under a cost-plus-fixed-management-fee arrangement and acquisitions. These factors were partially offset by a $6 million negative impact from foreign currency translation, primarily as a result of the weaker euro. The impact of higher selling prices was realized almost exclusively in the Tubes and Cores/Paper segment, where the gains were principally driven by higher recovered paper prices.
Cash generated from operations in the third quarter was $145 million, compared with $176 million in the same period in 2009. Higher earnings were offset by an increased use of cash to fund working capital resulting from significantly higher levels of business activity, compared with the prior year quarter. Capital expenditures and cash dividends paid to shareholders were $42 million and $28 million, respectively, during the third quarter of 2010, compared with $25 million and $27 million, respectively, in the same period in 2009. On June 29, 2010, Sonoco paid approximately $120 million in cash to acquire Associated Packaging Technologies, Inc. (APT), a leading provider of rigid plastic food packaging serving the frozen food industry in North America, Europe and Australia/New Zealand.
For the nine-month period ending September 26, 2010, net sales increased 15 percent to $3.0 billion, compared with $2.6 billion in 2009. Net income attributable to Sonoco for the 2010 nine-month period was $166.5 million ($1.63 per diluted share), compared with $104.4 million ($1.03 per diluted share) in the same period in 2009. Earnings for the 2010 nine-month period were negatively impacted by previously mentioned after-tax impairment, restructuring and acquisition charges of $12.1 million ($.12 per diluted share), compared with $16.6 million ($.17 per diluted share) in the 2009 period.
Base earnings for first nine months of 2010 were $178.6 million ($1.75 per diluted share), compared with $121.0 million ($1.20 per diluted share) during the same period in 2009. Significantly higher Companywide volumes, lower pension costs and productivity improvements drove the 48 percent, year-over-year gain in base
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Sonoco Reports Strong Third Quarter 2010 Results — page 3
earnings. Gross profit as a percent of sales was 18.9 percent, compared with 18.2 percent in the first nine months of 2009.
For the 2010 nine-month period, cash generated from operations was $261 million, compared with $358 million in the same period in 2009. Higher earnings were offset by an increased use of cash flow to fund working capital resulting from significantly higher levels of business activity, compared to the prior year. Capital expenditures and cash dividends were $101 million and $83 million, respectively, compared with $83 million and $81 million, respectively, in the same period in 2009. In addition, the Company used cash to fund acquisitions totaling $134 million and $1 million in the first nine months of 2010 and 2009, respectively. At the end of the third quarter of 2010, total debt was $626 million, compared with $581 million as of the end of December 31, 2009. The Company’s debt-to—total-capital ratio as of September 26, 2010 was 29.4 percent, basically flat with the 29.6 percent at the end of 2009. The Company had $43 million outstanding under its $500 million commercial paper program as of September 26, 2010. Cash and cash equivalents totaled $169 million, compared with $185 million at the end of 2009.
Fourth Quarter 2010 Outlook
Sonoco expects fourth quarter 2010 base earnings to be in the range of $.57 to $.61 per diluted share. Base earnings in the fourth quarter of 2009 were $.58 per diluted share. For the full-year 2010, base earnings are currently projected to be in the range of $2.32 to $2.36 per diluted share, compared with the guidance given on July 21, 2010, of $2.27 to $2.34 per diluted share. The change is due primarily to achieving the upper end of the range of guidance in the third quarter. The Company’s 2010 earnings guidance reflects an expected effective tax rate of approximately 30 percent.
The Company’s base earnings guidance assumes sales demand will remain near the levels experienced during the past several quarters, adjusted for seasonality, and that it will experience a slightly negative price/cost relationship, due to increased cost of old corrugated containers (OCC). Although the Company believes the assumptions reflected in the range of guidance are reasonable, it cautions the reader that the outlook, given the volatility of OCC and plastic resin prices, as well as uncertain global economic conditions, remains equally uncertain, and there is a risk that actual results could vary substantially.
Commenting on the Company’s outlook, DeLoach said, “While we have shown significant year-over-year improvement in sales and earnings during the past four consecutive quarters as the general global economy has improved, the 2010 fourth quarter will be the first tough comparison since the recession ended in 2009. In addition, OCC prices have strengthened entering the fourth quarter which could cause some short-term headwinds as we work to recover those higher prices. Our guidance also reflects a continuation of good performance in our Consumer Packaging segment and weak results in Packaging Services.”
Segment Review
Segment operating results do not include restructuring and asset impairment charges, interest income and expense, or income taxes.
Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and plastic); printed flexible packaging; metal and peelable membrane ends and closures; and global brand artwork management.
Third quarter 2010 sales for the segment were $437 million, compared with $399 million in the same period in 2009. Segment operating profit was $44.8 million in the third quarter, compared with $42.6 million in the same period in 2009.
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Sonoco Reports Strong Third Quarter 2010 Results — page 4
Sales grew 9 percent during the third quarter due primarily to the previously mentioned acquisition of APT. Operating profit grew 5 percent and benefited from the acquisition, lower pension costs, higher selling prices and productivity improvements. These improvements were partially offset by higher labor, freight and other costs.
Tubes and Cores/Paper
The Tubes and Cores/Paper segment includes the following products: high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; recycled paperboard, linerboard, corrugating medium, recovered paper and other recycled materials.
Third quarter 2010 sales for the segment were $412 million, compared with $346 million in the same period in 2009. Operating profit for this segment was $37.8 million, compared with $21.4 million in 2009.
The 19 percent increase in segment sales was due largely to increased selling prices, an improvement in volume of global industrial converted products and paperboard, and the addition of sales of corrugating medium, partially offset by the negative impact of foreign currency translation. The year-over-year increase in selling prices was primarily a result of higher selling prices for OCC, which had a favorable impact on the sales of recovered paper, paperboard and tubes and cores. Operating profit for the segment improved 76 percent during the quarter due to global volume growth, lower pension costs and productivity improvements.
Packaging Services
The Packaging Services segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; and supply chain management services, including contract packing, fulfillment and scalable service centers.
Third quarter 2010 sales for this segment were $112 million, compared with $113 million in the same period in 2009. Segment operating profit was $1.9 million, compared with $5.4 million in 2009.
Sales were essentially flat during the quarter as higher volume was offset by the negative impact of foreign currency translation and lower sales prices. Operating profit declined as a result of lower selling prices and a negative mix of business, partially offset by productivity improvements.
All Other Sonoco
All Other Sonoco includes businesses that are not aggregated in a reportable segment and includes the following products: wooden, metal and composite wire and cable reels and spools; molded and extruded plastics; custom-designed protective packaging and paper amenities, such as coasters and glass covers.
Third quarter 2010 sales in All Other Sonoco were $91 million, compared with $72 million reported in the same period in 2009. Operating profit for the quarter was $12.5 million, compared with $5.4 million in 2009.
Sales in All Other Sonoco increased 26 percent due to volume gains in molded plastics, protective packaging and reels and spools, along with acquisition sales and higher selling prices. Operating profit in All Other Sonoco increased 130 percent as a result of strong volume and productivity gains in all businesses. These favorable factors were partially impacted by higher raw material costs, which were not covered by higher selling prices.
Corporate
Net interest expense for the third quarter of 2010 declined to $8.4 million, compared with $9.4 million during the same period in 2009. The decrease was due to lower interest rates. The effective tax rate for the third quarter of 2010 was 27.6 percent, compared with 25.1 percent for the same period in 2009, while the effective
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Sonoco Reports Strong Third Quarter 2010 Results — page 5
tax rate on base earnings was 29.6 percent and 25.1 percent in the third quarters of 2010 and 2009, respectively. The effective tax rate for the current quarter is higher than the same period last year primarily as a result of a larger proportion of earnings taxed at higher U.S. rates, as well as the recognition in the quarter of a reduced U.S. manufacturing deduction resulting from projected pension contributions.
Conference Call Webcast
Sonoco will host its regular quarterly conference call today, Thursday, October 21, 2010, at 11 a.m. Eastern time, to review its 2010 third quarter financial results. The live conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com/, under the “Headlines” section. A telephonic replay of the call will be available starting at 2 p.m. Eastern time to U.S. callers at 888-286-8010 and international callers at +1 617-801-6888. The replay passcode for both U.S. and international calls is 65867347. The archived telephone call will be available through October 28, 2010. The webcast call also will be archived on the Investor Information section of Sonoco’s Web site.
About Sonoco
Founded in 1899, Sonoco is a $3.6 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 35 countries, serving customers in some 85 nations. The Company is a proud 2010/2011 member of the Dow Jones Sustainability World Index. For more information on the Company, visit our Web site at http://www.sonoco.com/.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “will,” “would” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods, and creation of long-term value for shareholders.
Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:
•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or our suppliers in needed amounts and/or on reasonable terms;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;
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Sonoco Reports Strong Third Quarter 2010 Results — page 6
•	pricing pressures, demand for products, and ability to maintain market share;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	ability to win new business and/or identify and successfully close suitable acquisitions at the levels needed to meet growth targets;

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	ability to improve operating results in reporting units facing potential goodwill impairment;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.
The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, http://www.sec.gov/, and from the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
References to our Web Site Address
References to our Web site address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our Web site by reference into this release.
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Sonoco Reports Strong Third Quarter 2010 Results — page 7
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 26, 2010	Sept 27, 2009	Sept 26, 2010	Sept 27, 2009

Net sales	$1,051,725	$930,560	$2,996,974	$2,595,420
Cost of sales	852,141	757,504	2,429,108	2,123,217

Gross profit	199,584	173,056	567,866	472,203
Selling, general and administrative expenses	102,533	98,085	298,308	277,623
Restructuring/Asset impairment charges	12,166	158	18,624	17,754

Income before interest and income taxes	$84,885	$74,813	$250,934	$176,826
Interest expense	9,176	10,202	27,045	31,167
Interest income	732	801	1,606	2,064

Income before income taxes and equity earnings of affiliates	76,441	65,412	225,495	147,723
Provision for income taxes	21,091	16,436	66,853	42,912

Income before equity in earnings of affiliates	55,350	48,976	158,642	104,811
Equity in earnings of affiliates, net of tax	3,871	2,401	8,088	3,291

Net income	59,221	51,377	166,730	108,102
Net (income)/loss attributable to noncontrolling interests	(202)	(3,706)	(186)	(3,699)

Net income attributable to Sonoco	$59,019	$47,671	$166,544	$104,403

Weighted average common shares outstanding — diluted	102,684	101,105	102,341	100,876

Diluted earnings per common share	$0.57	$0.47	$1.63	$1.03

Dividends per common share	$0.28	$0.27	$0.83	$0.81

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 26, 2010	Sept 27, 2009	Sept 26, 2010	Sept 27, 2009
Net sales
Consumer Packaging	$436,556	$398,800	$1,210,673	$1,129,892
Tubes and Cores/Paper	412,279	346,360	1,197,793	958,091
Packaging Services	112,373	113,317	338,045	301,295
All Other Sonoco	90,517	72,083	250,463	206,142

Consolidated	$1,051,725	$930,560	$2,996,974	$2,595,420

Income before income taxes:
Consumer Packaging — Operating Profit	$44,779	$42,645	$132,571	$121,166
Tubes and Cores/Paper — Operating Profit	37,849	21,448	96,272	48,433
Packaging Services — Operating Profit	1,907	5,433	10,554	6,994
All Other Sonoco — Operating Profit	12,516	5,445	30,161	17,987
Restructuring/Asset impairment charges	(12,166)	(158)	(18,624)	(17,754)
Interest, net	(8,444)	(9,401)	(25,439)	(29,103)

Consolidated	$76,441	$65,412	$225,495	$147,723

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Sonoco Reports Strong Third Quarter 2010 Results — page 8
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 26, 2010	Sept 27, 2009	Sept 26, 2010	Sept 27, 2009

Net income	$59,221	$51,377	$166,730	$108,102
Asset impairment charges	8,144	2,733	9,309	10,184
Depreciation, depletion and amortization	43,128	44,167	124,408	128,104
Fox River environmental reserves	(352)	(459)	(1,489)	(5,250)
Pension and postretirement plan expense/contributions	7,211	17,904	19,808	46,166
Changes in working capital	(12,172)	23,376	(93,694)	9,084
Other operating activity	40,034	36,875	35,514	61,450

Net cash provided by operating activities	145,214	175,973	260,586	357,840

Purchase of property, plant and equipment	(42,127)	(25,436)	(101,159)	(82,807)
Cost of acquisitions, exclusive of cash	(124,046)	—	(134,260)	(500)
Debt (repayments) proceeds, net	41,414	(56,313)	37,765	(104,175)
Cash dividends	(28,193)	(26,979)	(83,432)	(80,876)
Other, including effects of exchange rates on cash	9,060	15,397	3,955	2,981

Net increase in cash and cash equivalents	1,322	82,642	(16,545)	92,463
Cash and cash equivalents at beginning of period	167,378	111,476	185,245	101,655

Cash and cash equivalents at end of period	$168,700	$194,118	$168,700	$194,118

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	Sept 26, 2010	Dec 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$168,700	$185,245
Trade accounts receivable, net of allowances	546,532	428,293
Other receivables	30,642	35,469
Inventories	353,225	288,528
Prepaid expenses and deferred income taxes	79,832	59,038

	1,178,931	996,573
Property, plant and equipment, net	937,397	926,829
Goodwill	835,163	813,530
Other intangible assets, net	133,327	115,044
Other assets	218,066	210,604

	$3,302,884	$3,062,580

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$768,956	$675,315
Notes payable and current portion of long-term debt	112,372	118,053
Accrued taxes	7,431	12,271

	$888,759	$805,639
Long-term debt, net of current portion	513,592	462,743
Pension and other postretirement benefits	311,004	321,355
Deferred income taxes and other	88,926	92,213
Total equity	1,500,603	1,380,630

	$3,302,884	$3,062,580

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Sonoco Reports Strong Third Quarter 2010 Results — page 9
Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” results. Some of the information presented in this press release reflects the Company’s “as reported” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”
These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently. To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share data)

		Non-GAAP
		Adjustments (1)
		Restructuring/
		Asset Impairment
Three Months Ended September 26, 2010	GAAP	Charges	Acquisition Costs	Base

Income before interest and income taxes	$84.9	$12.2	$1.5	$98.6
Interest expense, net	8.5	—	—	8.5

Income before income taxes	76.4	12.2	1.5	90.1
Provision for income taxes	21.1	5.2	0.4	26.7

Income before equity in earnings of affiliates	55.3	7.0	1.1	63.4
Equity in earnings of affiliates, net of taxes	3.9	(0.2)	0.0	3.7

Net income	59.2	6.8	1.1	67.1
Net (income)/loss attributable to noncontrolling interests	(0.2)	0.1	—	(0.1)

Net income attributable to Sonoco	$59.0	$6.9	$1.1	$67.0

Per Share	$0.57	$0.07	$0.01	$0.65

		Restructuring/
		Asset Impairment
Three Months Ended September 27, 2009	GAAP	Charges	Base

Income before interest and income taxes	$74.8	$0.2	$75.0
Interest expense, net	9.4	—	9.4

Income before income taxes	65.4	0.2	65.6
Provision for income taxes	16.4	—	16.4

Income before equity in earnings of affiliates	49.0	0.2	49.2
Equity in earnings of affiliates, net of taxes	2.4	—	2.4

Net income	51.4	0.2	51.5
Net (income)/loss attributable to noncontrolling interests	(3.7)	3.0	(0.7)

Net income attributable to Sonoco	$47.7	$3.2	$50.8

Per Share	$0.47	$0.03	$0.50

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Sonoco Reports Strong Third Quarter 2010 Results — page 10

		Restructuring/
		Asset Impairment
Nine Months Ended September 26, 2010	GAAP	Charges	Acquisition Costs	Base

Income before interest and income taxes	$250.9	$18.6	$1.5	$271.0
Interest expense, net	25.4	—	—	25.4

Income before income taxes	225.5	18.6	1.5	245.6
Provision for income taxes	66.9	7.8	0.4	75.1

Income before equity in earnings of affiliates	158.6	10.8	1.1	170.5
Equity in earnings of affiliates, net of taxes	8.1	0.1	0.0	8.2

Net income	166.7	10.9	1.1	178.7
Net (income)/loss attributable to noncontrolling interests	(0.2)	0.1	—	(0.1)

Net income attributable to Sonoco	$166.5	$11.0	$1.1	$178.6

Per share	$1.63	$0.11	$0.01	$1.75

		Restructuring/
		Asset Impairment
Nine Months Ended September 27, 2009	GAAP	Charges	Base

Income before interest and income taxes	$176.8	$17.8	$194.6
Interest expense, net	29.1	—	29.1

Income before income taxes	147.7	17.8	165.5
Provision for income taxes	42.9	5.4	48.3

Income before equity in earnings of affiliates	104.8	12.4	117.2
Equity in earnings of affiliates, net of taxes	3.3	0.4	3.7

Net income	108.1	12.8	120.9
Net (income)/loss attributable to noncontrolling interests	(3.7)	3.8	0.1

Net income attributable to Sonoco	$104.4	$16.6	$121.0

Per share	$1.03	$0.17	$1.20

1 Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.
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